Exhibit 4.2

OFFICERS’ CERTIFICATE

OF

AMGEN INC.

Dated as of September 13, 2012

The undersigned officers of the Company certify, pursuant to resolutions duly adopted by the Board of Directors on October 13, 2011 and by the Pricing Committee of the Board of Directors on September 7, 2012 (collectively, the “Resolutions”), and in accordance with Sections 2.1, 2.2 and 2.3 of the Indenture, dated as of August 4, 2003 (the “Indenture”; capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Indenture), between Amgen Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as trustee (the “Trustee”), the following matters related to the issuance of the Company’s 2.125% Senior Notes due 2019 (the “Euro Notes”) and 4.000% Senior Notes due 2029 (the “Sterling Notes”):

1. Attached hereto as Annex A is a true and correct copy of a specimen note (the “Form of Euro Note”) representing the Euro Notes and attached hereto as Annex B is a true and correct copy of a specimen note (the “Form of Sterling Note”) representing the Sterling Notes. The Form of Euro Note and the Form of Sterling Note are herein collectively referred to as the “Forms of Notes.” The Forms of Notes set forth certain of the terms required to be set forth in this Certificate pursuant to Section 2.2 of the Indenture, and said terms are incorporated herein by reference. The Euro Notes and the Sterling Notes are each a separate series of Securities under the Indenture and are referred to herein collectively as the “Notes.”

2. The title of the Euro Notes shall be the “2.125% Senior Notes due 2019” and the title of the Sterling Notes shall be the “4.000% Senior Notes due 2029.”

3. The Euro Notes shall be issued at the initial offering price of 99.576% of the principal amount and the Sterling Notes shall be issued at the initial offering price of 98.534% of the principal amount.

4. The Company will initially issue €675,000,000 aggregate principal amount of Euro Notes and £700,000,000 aggregate principal amount of Sterling Notes (in each case except for Notes authenticated and delivered upon registration of transfer of, in exchange for, or in lieu of, other Notes pursuant to Sections 2.7, 2.8, 2.11, 3.6 or 9.6 of the Indenture). The Company may issue additional Euro Notes and/or Sterling Notes from time to time after the date hereof, and such Notes will be treated as part of the respective series of Notes for all purposes under the Indenture.

5. The Euro Notes shall be denominated in Euros and payments of principal and interest shall be made in Euros. The Sterling Notes shall be denominated in Pounds Sterling and payments of principal and interest shall be made in Pounds Sterling. Interest will be computed on the basis of the actual number of days accrued over the actual number of days in the year in accordance with Rule 251 of the statutes, by-laws, rules and recommendations of the International Capital Market Association (the “ICMA Rulebook”) calculated in accordance with Rule 251 of the ICMA Rulebook as applied to non US dollar denominated straight and convertible bonds issued after December 31, 1998.

6. Solely with respect to the Notes, Section 2.7 of the Indenture shall be replaced in its entirety with the following:

“SECTION 2.7. Transfer and Exchange. Where Notes of a Series are presented to the Registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of the same Series, the Registrar shall register the transfer or make the exchange if its requirements for such transactions are met. To permit registrations of transfers and exchanges, the Company shall execute and the Trustee, upon receipt of a Company Order directing the authentication and delivery thereof, shall authenticate and deliver Notes in any authorized denominations in an aggregate principal amount equal to the principal amount of such Global Notes in exchange for such Global Notes. No service charge shall be made for any registration of transfer or exchange (except as otherwise expressly permitted herein), but the Company and the Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer tax or similar governmental charge payable upon exchanges pursuant to Sections 2.11, 3.6 or 9.6 of the Indenture).

Neither the Company nor the Registrar shall be required to issue, register the transfer of, or exchange Notes of any Series (a) for the period beginning at the opening of business fifteen days immediately preceding the mailing of a notice of redemption of Notes of that Series selected for redemption and ending at the close of business on the day of such mailing, (b) to register the transfer of or exchange Notes of any Series selected, called or being called for redemption as a whole or the portion being redeemed of any such Notes selected, called or being called for redemption in part, or (c) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer (as defined in Section 4.5 of the Indenture).

Prior to the due presentation for registration of transfer of any Notes, the Company, the Trustee, the Paying Agent and the Registrar may deem and treat the person in whose name such Notes are registered as the absolute owner of such Notes for the purpose of receiving payment of principal of and interest, if any, on such Notes and for all other purposes whatsoever, whether or not such Notes are overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interest in such Global Note may be effected only through a book-entry system maintained by Euroclear and/or Clearstream (and/or its or their successor clearing system(s)) and their respective direct and indirect participants, as the case may be, and that ownership of a beneficial interest in the Note shall be required to be reflected in a book-entry system. So long as the Global Notes remain outstanding and are held by or on behalf of the Common Depositary, transfer of beneficial interests in a Global Note and transfers increasing or decreasing the aggregate principal amount of a Global Note may be conducted only in accordance with the rules and procedures of Euroclear and/or Clearstream (and/or its or their successor clearing system(s)), as the case may be. In the event a Global Note, or any portion thereof, is redeemed, Euroclear and/or Clearstream, as applicable, will distribute the amount received by them in respect of the Global Note so redeemed to the holders of the book-entry interests in such Global Note from the amount received by it in respect of the redemption of such Global Note.”

7. Solely with respect to the Notes, Section 2.14.2 of the Indenture shall be replaced in its entirety with the following:

“SECTION 2.14.2. Transfer and Exchange. Notwithstanding any provisions to the contrary contained in Section 2.7 of the Indenture and in addition thereto, owners of book-entry interests will receive certificated notes in registered form (the “Certificated Notes”) only in the following circumstances: (1) if either Depositary notifies the Company that it is unwilling or unable to continue as Depositary or that the Common Depositary with whom any Global Note is deposited is unwilling or unable to continue to act as Common Depositary and a successor Depositary for such Global Notes is not appointed by the Company within 90 days after the Company receives such notice, (2) in whole, but not in part, at any time if the Company in its sole discretion determines that any Global Note should be exchanged for Certificated Notes, or (3) if the owner of a book-entry interest requests such exchange in writing delivered through either Euroclear or Clearstream in the event that any of the Notes has become immediately due and payable in accordance with Sections 6.1 and 6.2 of the Indenture. In each case the Company shall execute, and the Trustee, upon receipt of a Company Order (copied to the Paying Agent, Registrar and Common Depositary) directing the authentication and delivery thereof, shall authenticate and deliver, Certificated Notes in any authorized denominations in an aggregate principal amount equal to the principal amount of such Global Notes in exchange for such Global Notes. Upon the exchange of such Global Notes for Certificated Notes, the Global Notes shall be cancelled by the Trustee. Upon receipt of notice from the Depositary in accordance with this subsection, Euroclear and/or Clearstream (and/or its or their successor clearing system(s)) and the Trustee, as the case may be, and the Company shall use its commercially reasonable efforts to make arrangements with the Common Depositary for the exchange of interests in the Global Notes for Certificated Notes and cause the requested Certificated Notes to be executed and delivered to the Registrar in sufficient quantities and authenticated by the Trustee for delivery to Holders. Holders exchanging interests in the Global Notes for Certificated Notes shall be required to provide to the Registrar, through the relevant clearing system (and in separate writings, if required by the Trustee, Paying Agent and/or Registrar), written instructions and other information required by the Company and the Registrar to complete, execute and deliver such Certificated Notes. Certificated Notes delivered in exchange for the Global Notes or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by the relevant clearing system.

Other than as provided for in this Section 2.14.2 of the Indenture, the Global Notes are not exchangeable for a Certificated Note or Certificated Notes.

Prior to the expiration of the Restricted Period, the transferor of any Global Note or Certificated Note shall be required to deliver a duly completed Regulation S Certificate to the Trustee prior to such transfer. Upon and after the expiration of the Restricted Period, no such certification shall be required with respect to such transfers.”

8. Solely with respect to the Notes, Section 2.14.3 of the Indenture shall be replaced in its entirety with the following:

“SECTION 2.14.3. Form of Legend for Global Notes. Each Global Note (i) shall be delivered by or on behalf of the Trustee to, and registered in the name of the nominee of, the Common Depositary and (ii) shall also bear a legend substantially to the following effect or as may be appropriate:

“THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT) AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, UNITED STATES PERSONS EXCEPT IN CERTAIN TRANSACTIONS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THIS LEGEND SHALL CEASE TO APPLY UPON THE EXPIRY OF THE PERIOD OF 40 DAYS AFTER THE COMPLETION OF THE DISTRIBUTION OF ALL THE NOTES OF THE SERIES OF WHICH THIS NOTE FORMS PART.”

9. In addition to the provisions set forth in Article IV of the Indenture, the following additional provisions shall apply to the Notes (and only the Notes) and shall be incorporated into the Indenture with respect to the Notes (and only the Notes):

Section 4.5 Change of Control Offer

(a) If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Notes as described in Section 5 of the Security, the Company will be required to make an offer (the “Change of Control Offer”) to each Holder to repurchase all or any part (equal to €100,000 or multiples of €1,000 in excess thereof in the case of the Euro Notes and £100,000 and multiples of £1,000 in excess thereof in the case of the Sterling Notes) of that Holder’s Notes on the terms set forth in such Security. In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, a notice prepared by the Company will be provided to Holders describing the transaction that constitutes the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is provided (the “Change of Control Payment Date”); provided, however, that in no event will the Change of Control Payment Date occur prior to the date 90 days following the First Issue Date.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii)	by 10:00 a.m., London time, deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

(c) Notwithstanding the foregoing, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a Default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

(d) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

(e) For the purposes of this Section 4.5 only, the following definitions shall apply:

“Beneficial Owner” shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions, except that a Person will be deemed to have beneficial ownership of all shares that Person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time.

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group (other than the Company or one of its Subsidiaries) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a Person shall not be deemed Beneficial Owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s Subsidiaries, taken as a whole, to one or more Persons or Groups (other than the Company or one of its Subsidiaries); provided that none of the circumstances in this clause (2) will be a Change of Control if the Persons that beneficially own the Company’s Voting Stock immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee Person that are entitled to vote generally in the election of that Person’s board of directors, managers or trustees immediately after the transaction; (3) the Company consolidates with, or merges with or into any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to the Company’s liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (1) above if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii) (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Fitch” means Fitch, Inc., and its successors.

“Group” has the meaning given by Section 13(d) and 14(d) of the Exchange Act or any successor provisions and includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P, and BBB- (or the equivalent) by Fitch, and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Person” has the meaning given by Section 13(d) and 14(d) of the Exchange Act or any successor provisions.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means the rating on the applicable series of Notes is lowered by at least two of the three Rating Agencies and the Notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any day during the period commencing 60 days prior to the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period will be extended so long as the rating of the applicable series of Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” as applied to stock of any Person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Section 4.6 Limitation on Liens.

(a) The Company shall not, nor shall it permit any of its Subsidiaries to, create or incur any Lien on any of their respective Properties, whether now owned or hereafter acquired, or upon any income or profits therefrom, in order to secure any Indebtedness of the Company, without effectively providing that such series of Notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

(1) Liens existing as of the First Issue Date;

(2) Liens granted after the First Issue Date on any of the Company or any of its Subsidiaries’ Properties securing Indebtedness of the Company created in favor of the Holders of the Notes;

(3) Liens securing Indebtedness of the Company which are incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the Indenture; provided that those Liens do not extend to or cover any of the Company or any of its Subsidiaries’ Property other than the Property securing the Indebtedness being refinanced and that the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced;

(4) Liens created in substitution of or as replacements for any Liens permitted by the preceding clauses (1) through (3) directly above, provided that, based on a good faith determination of an Officer of the Company, the Property encumbered under any such substitute or replacement Lien is substantially similar in nature to the Property encumbered by the otherwise permitted Lien which is being replaced; and

(5) Permitted Liens.

(b) Notwithstanding the foregoing, the Company and any of its Subsidiaries may, without securing any series of Notes, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto, Exempted Debt does not exceed the greater of (x) 35% of Consolidated Net Worth calculated as of the date of the creation or incurrence of the Lien or (y) 35% of Consolidated Net Worth calculated as of the First Issue Date.

Section 4.7 Limitation on Sale and Lease-Back Transactions.

(a) The Company shall not and shall not permit any of its Subsidiaries to, enter into any sale and lease-back transaction for the sale and leasing back of any Property, whether now owned or hereafter acquired, of the Company or any Subsidiary of the Company, unless:

(1) such transaction was entered into prior to the First Issue Date;

(2) such transaction was for the sale and leasing back of any Property by a Subsidiary of the Company to the Company;

(3) such transaction involves a lease for less than three years;

(4) the Company would be entitled to incur Indebtedness secured by a mortgage on the property to be leased in an amount equal to the Attributable Liens with respect to such sale and lease-back transaction without equally and ratably securing the Notes pursuant to Section 4.6; or

(5) the Company applies an amount equal to the fair value of the proceeds of the Property sold to the purchase of Property or to the retirement of long-term Indebtedness of the Company or any of its Subsidiaries within 120 days of the effective date of any such sale and lease-back transaction. In lieu of applying such amount to such retirement, the Company may, or may cause any of its Subsidiaries to, deliver debt securities to the Trustee therefor for cancellation, such debt securities to be credited at the cost thereof to the Company.

(b) Notwithstanding the foregoing, the Company and any of its Subsidiaries may enter into any sale and lease-back transaction which would otherwise be subject to the foregoing restrictions if after giving effect thereto and at the time of determination, Exempted Debt does not exceed the greater of (a) 35% of Consolidated Net Worth calculated as of the closing date of the sale-leaseback transaction or (b) 35% of Consolidated Net Worth calculated as of the First Issue Date.

Section 4.8 Payment of Additional Amounts.

(a) Payments of principal and interest on the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charge (collectively, “Taxes”) imposed by the United States (or any political subdivision or taxing authority thereof or therein having power to tax) (each, a “Relevant Taxing Jurisdiction”), unless the withholding of such Taxes is required by law or the official interpretation or administration thereof. The Company will, subject to the exceptions and limitations set forth below, pay such additional amounts (“Additional Amounts”) as are necessary in order that the net payment of the principal of and interest on the applicable series of Notes to a Holder who is not a United States person for United States federal income tax purposes, after deduction for any present or future Taxes of any Relevant Taxing Jurisdiction, imposed by withholding with respect to the payment, will not be less than the amount provided in such Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

(1) to any Taxes that are imposed or withheld solely by reason of the Holder, or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary Holder, being considered as:

(a) being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

(c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

(d) being or having been a “10-percent shareholder” of the obligor under the Notes within the meaning of section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provisions; or

(e) being or having been a bank receiving interest described in section 881(c)(3)(A) of the Code or any successor provisions;

(2) to any Holder that is not the sole beneficial owner of the Note, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3) to any Taxes that are imposed or withheld solely by reason of the failure to (a) comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with a Relevant Taxing Jurisdiction of the Holder or beneficial owner of such Note, if compliance is required by statute or by regulation of the Relevant Taxing Jurisdiction as a precondition to relief or exemption from such Taxes (including the submission of an applicable United States Internal Revenue Service (“IRS”) Form W-8 (with any required attachments)) or (b) comply with any informational gathering and reporting requirements or to take any similar action (including entering into any agreement with the IRS), in each case, that are required to obtain the maximum available exemption from withholding by a Relevant Taxing Jurisdiction that is available to payments received by or on behalf of the Holder;

(4) to any Taxes that are imposed otherwise than by withholding from the payment;

(5) to any Taxes that are imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;

(7) to any Taxes required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent;

(8) to any Taxes that are imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of such Notes for payment on a date more than 30 days after the date on which such payment became due and payable, except to the extent that the Holder or beneficial owner thereof would have been entitled to Additional Amounts had the Notes been presented for payment on any date during such 30 day period;

(9) to any withholding or deduction in respect of any tax, assessment or governmental charge where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such directive; or

(10) in the case of any combination of any items (1) through (9).

(b) The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this Section 4.8, the Company shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

10. In addition to the definitions set forth in Article I of the Indenture, each of the Notes shall include the following additional definitions, which, in the event of a conflict with the definition of terms in the Indenture, shall control:

“Attributable Liens” means in connection with a sale and lease-back transaction the lesser of:

(1) the fair market value of the assets subject to such transaction; and

(2) the present value (discounted at a rate per annum equal to the average interest borne by all outstanding debt securities issued under the Indenture (which may include debt securities in addition to the Notes) determined on a weighted average basis and compounded semi-annually) of the obligations of the lessee for rental payments during the term of the related lease.

“Business Day” means any day on which commercial banks and foreign exchange markets are open for business in New York and London and which is a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET2) (or any successor to such system) is operating.

“Calculation Agent” means an independent financial institution appointed by the Company, which may include the Paying Agent, any of the Managers or their respective affiliates who agree to serve in such capacity.

“Capital Lease” means any Indebtedness represented by a lease obligation of a Person incurred with respect to real property or equipment acquired or leased by such Person and used in its business that is required to be recorded as a capital lease in accordance with GAAP.

“Certificated Note” means a permanent certificated Note in registered form issued in denominations of €100,000, in the case of the Euro Notes and £100,000 in the case of the Sterling Notes, and multiples of €1,000 in excess thereof in the case of the Euro Notes, and £1,000 in excess thereof in the case of the Sterling Notes, substantially in the form attached hereto as Exhibit A.

“Clearstream” means Clearstream Banking, société anonyme, as currently in effect, or any successor securities clearing agency.

“Common Depositary” means a common depositary for Euroclear and Clearstream, their respective nominees and their respective successors, which shall initially be The Bank of New York Mellon, London Branch, or a successor as appointed in accordance with the Indenture.

“Consolidated Net Worth” means, as of any date of determination, the Stockholders’ Equity of the Company and its Consolidated Subsidiaries on that date.

“Consolidated Subsidiary” means, as of any date of determination and with respect to any Person, any Subsidiary of that Person whose financial data is, in accordance with GAAP, reflected in that Person’s consolidated financial statements.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors who:

(1)	was a member of the Board of Directors on the First Issue Date; or

(2)	was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

“Credit Agreement” means the Credit Agreement, dated as of December 2, 2011, among us, the banks therein named, Citibank, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent and Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as joint lead arrangers and joint book runners, as such agreement may be amended (including any amendment, restatement, refinancing and successors thereof), supplemented or otherwise modified from time to time, including any increase in the principal amount of the obligations thereunder.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Depositary”, with respect to the Notes, shall be deemed to refer to Euroclear and Clearstream (or any successor clearing system).

“Euroclear” means Euroclear Bank S.A./N.V., as currently in effect, or any successor securities clearing agency.

“Exempted Debt” means the sum of the following as of the date of determination:

(1) Indebtedness of the Company incurred after the First Issue Date and secured by Liens not permitted by Section 4.6(a) above; and

(2) Attributable Liens of the Company and any of its Subsidiaries in respect of sale and lease-back transactions entered into after the First Issue Date pursuant to Section 4.7(b) above.

“First Issue Date” means September 13, 2012.

“GAAP” means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination.

“Global Note” means any Note that is a Global Security.

“Governmental Agency” means:

(1) any foreign, federal, state, county or municipal government, or political subdivision thereof;

(2) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body;

(3) any court or administrative tribunal; and

(4) with respect to any Person, any arbitration tribunal or other nongovernmental authority to whose jurisdiction that Person has consented.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” of any Person means, without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements with respect thereto) or representing the balance deferred and unpaid of the purchase price of any Property (including pursuant to Capital Leases), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared on a consolidated basis in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet), and shall also include, to the extent not otherwise included, the guaranty of items which would be included within this definition.

“Laws” means, collectively, all foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or controlling precedents of any Governmental Agency.

“Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Make-Whole Amount” means the excess of (1) the net present value, on the redemption date, of the principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable if such redemption had not been made, over (2) the aggregate principal amount of the Euro Notes or the Sterling Notes, as applicable, being redeemed or paid. Net present value shall be determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as determined on the third Business Day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made.

“Managers” means the several managers named in Schedule I to the Subscription Agreement, dated as of September 11, 2012, among the Company and the several Managers with respect to the Notes.

“Permitted Liens” means:

(1) Liens securing Indebtedness under Credit Facilities;

(2) Liens on accounts receivable, merchandise inventory, equipment, and patents, trademarks, trade names and other intangibles, securing Indebtedness of the Company;

(3) Liens on any assets of the Company, any of its Subsidiaries’ assets, or the assets of any joint venture to which the Company or any of its Subsidiaries is a party, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 24 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;

(4) (a) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of Property (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (b) Liens existing on Property at the time of acquisition thereof or at the time of acquisition by the Company or one of its Subsidiaries of any Person then owning such Property whether or not such existing Liens were given to secure the payment of the purchase price of the Property to which they attach; provided that, with respect to clause (a), the Liens shall be given within 24 months after such acquisition and shall attach solely to the Property acquired or purchased and any improvements then or thereafter placed thereon;

(5) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(6) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof;

(8) Liens on key-man life insurance policies granted to secure Indebtedness of the Company against the cash surrender value thereof;

(9) Liens encumbering customary initial deposits and margin deposits and other Liens in the ordinary course of business, in each case securing Hedging Obligations and forward contract, option, futures contracts, futures options or similar agreements or arrangements designed to protect the Company or any of its Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(10) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Company or any of its Subsidiaries in the ordinary course of business;

(11) pre-existing Liens on assets acquired by the Company or any of its Subsidiaries after the First Issue Date;

(12) Liens in favor of the Company or in favor of any of its Subsidiaries;

(13) inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

(14) statutory Liens arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor;

(15) Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(16) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which Company or any of its Subsidiaries is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 16 2/3% of the annual fixed rentals payable under such lease;

(17) Liens consisting of deposits of Property to secure statutory obligations of the Company or statutory obligations of any of its Subsidiaries in the ordinary course of its business;

(18) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which the Company or any of its Subsidiaries is a party in the ordinary course of its business, but not in excess of $75,000,000;

(19) purchase money Liens or purchase money security interests upon or in any Property acquired or held by Company or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such Property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such Property;

(20) Liens on an asset created in connection with the acquisition, construction or development of additions, extensions or improvements to such asset which shall be financed by obligations described in Sections 142, 144(a) or 144(c) of the United States Internal Revenue Code of 1986, as amended, or by obligations entitled to substantially similar tax benefits under other legislation or regulations in effect from time to time; and

(21) Liens on Property subject to escrow or similar arrangements established in connection with litigation settlements.

“Property” means any property or asset, whether real, personal or mixed, or tangible or intangible.

“Reference Bund” means the Federal Government Bond of Bundesrepublik Deutschland due July 4, 2019, with ISIN DE 0001135382.

“Reference Gilt” means the United Kingdom Gilt Treasury Stock due December 7, 2028, with ISIN GB 0002404191.

“Reference Dealers” means each of the four banks selected by a Calculation Agent which are primary European government security dealers, and their respective successors, or market makers in pricing corporate bond issues.

“Reinvestment Rate” means, (i) for the Euro Notes, 0.190%, plus the average of the four quotations given by the Reference Dealers of the mid-market annual yield to maturity of the Reference Bund at 11:00 a.m. (Central European time (“CET”)) on the fourth Business Day preceding such redemption date and if the Reference Bund is no longer outstanding, a Similar Security will be chosen by the Calculation Agent at 11:00 a.m. (CET) on the third Business Day in London preceding such redemption date, quoted in writing by the Calculation Agent to the Company, and, (ii) for the Sterling Notes, 0.270%, plus the yield to maturity as of such redemption date of the Reference Gilt (as compiled by the Office for National Statistics and published in the most recent Financial Statistics that have become publicly available at least two Business Days in London prior to such redemption date (or, if such Financial Statistics are no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to the stated maturity of the Sterling Notes being redeemed; provided, however, that if the period from such redemption date to the stated maturity of the Sterling Notes being redeemed is less than one year, the weekly average yield on the Reference Gilt adjusted to a fixed maturity of one year shall be used; provided further that if no such rate (as specified in this clause (ii)) is available, a Similar Security will be chosen by the Calculation Agent on the first Business Day in London preceding such redemption date, quoted in writing by the Calculation Agent to the Company.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Certificate” means the certificate substantially in the form set forth hereto as Exhibit A.

“Restricted Period” means the relevant 40-day distribution compliance period as defined in Regulation S.

“Similar Security” means a reference bond or reference bonds issued (i) in respect of the Euro Notes, by the German Federal Government and (ii) in respect of the Sterling Notes, by the United Kingdom government, in each case, having an actual or interpolated maturity comparable with the remaining term of the Sterling Notes or Euro Notes, as the case may be, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Sterling Notes or Euro Notes, as the case may be.

“Stockholders’ Equity” means, as of any date of determination, stockholders’ equity as of that date determined in accordance with GAAP; provided that there shall be excluded from Stockholders’ Equity any amount attributable to capital stock that is, directly or indirectly, required to be redeemed or repurchased by the issuer thereof at a specified date or upon the occurrence of specified events or at the election of the holder thereof.

11. Pursuant to their appointment in a letter agreement with the Company, dated as of the First Issue Date, the Paying Agent and Common Depositary for the Notes shall initially be The Bank of New York Mellon, London Branch, and the Registrar shall initially be The Bank of New York Mellon.

All sums payable to the Paying Agent hereunder with respect to the Euro Notes shall be paid in Euros and all sums payable to the Paying Agent hereunder with respect to the Sterling Notes shall be paid in Pounds Sterling, in each case in immediately available or same day funds (in accordance with the paragraph immediately below) to such account with such bank as the Paying Agent may from time to time notify to the Company.

The Company shall, by no later than 10:00 a.m. (London time) on the Business Day on which any principal, interest or any other amount on the Notes become due or payable, transfer or cause to be transferred to the Paying Agent such sum as shall be required for the purposes of such payment in immediately available funds.

Notwithstanding anything to the contrary in the Indenture or the Notes, the Paying Agent shall have no obligation to make any payment due on the Notes whatsoever unless it has first received immediately available funds, by 10:00 a.m. (London time) on the Business Day on which any payment is due, sufficient to make such payment. If funds are received after 10:00 a.m. (London time) on such payment date, the Paying Agent shall use commercially reasonable efforts to make such payment on such payment date (it being understood that the Paying Agent shall not incur any liability if such payment cannot be made on such payment date).

12. Principal, premium, if any, and interest, if any, on the Notes will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary or Affiliate thereof, holds as of 10:00 a.m. (London time) on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

13. The Notes shall initially be registered in the name of The Bank of New York Depository (Nominees) Limited, as nominee for The Bank of New York Mellon, London Branch, as Common Depositary.

14. Each of the undersigned is authorized to approve the form, terms and conditions of the Notes.

15. Each of the undersigned has read the provisions of the Indenture, including the covenants and conditions precedent, pertaining to the issuance of the Notes.

16. In connection with this Certificate, each of the undersigned has examined the documents, corporate records and certificates and has made such inquiries of the other officers of the Company, which he has deemed necessary to enable him to express an informed opinion as to whether or not such comments and conditions have been complied with.

17. In the opinion of each of the undersigned, all of the conditions and covenants related to the issuance of the Notes have been complied with.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Officers’ Certificate as of the date first set forth above.

By:	/s/ David J. Scott
Name:	David J. Scott
Title:	Senior Vice President, General Counsel and Secretary

By:	/s/ Jonathan M. Peacock
Name:	Jonathan M. Peacock
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Officers’ Certificate for the Notes

EXHIBIT A

REGULATION S CERTIFICATE

[Date]

The Bank of New York Mellon

101 Barclay Street, Floor 8W

New York, New York 10286

Attention: Corporate Trust Administration

as Trustee

Re:	Amgen Inc.

€675,000,000 2.125% Senior Notes due 2019 and £700,000,000 4.000% Senior Notes due 2029 (the “Notes”)

Reference is hereby made to the Indenture, dated as of August 4, 2003, between Amgen Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank), as trustee (the “Trustee”), as supplemented by the Officers’ Certificate, dated as of September 13, 2012 (collectively, the “Indenture”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture. Other terms shall have the meanings given to them in Regulation S under the U.S. Securities Act of 1933, as amended (“Regulation S”).

This letter relates to the principal amount of Notes specified below [represented by a Certificated Note (No.            )][represented by a Global Note (ISIN:             ; Common Code:             ; No.            )] in the name of the Transferor specified below. The Transferor has requested a transfer of such Note in the name of the Transferee specified below.

In connection with such request and in respect of such Notes, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Indenture and the Notes and pursuant to and in accordance with Regulation S, and accordingly the Transferor does hereby certify that:

(1) the offer of the Notes was not made to a person in the United States;

(2) the Transferee is not a U.S. person;

(3) either (a) at the time the buy order was originated, the Transferee was outside the United States, or the Transferor and any person acting on its behalf reasonably believed that the Transferee was outside the United States or (b) the transaction was executed in, on or through the facilities of a “designated offshore securities market”, and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;

(4) no “directed selling efforts” have been made in contravention of the requirements of Rule 904(a)(2) of Regulation S, as applicable;

(5) in the event the Transferor is an officer or director of the Company, no selling concession, fee or other remuneration was paid in connection with such transfer other than the usual and customary broker’s commission that would be received by a person executing such transfer as agent; and

(6) the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act of 1933, as amended.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

Name of Transferor:

Name of Transferee:

Signature of Transferor:

Name of Signer for Transferor:

Title of Signer for Transferor:

Date:

[Principal amount and other delivery instructions for Global Note in

Euroclear/Clearstream:

                                                           ]

Daytime telephone no. of contact person at Transferor:

e-mail of contact person at Transferor:

Daytime telephone no. of contact person at Transferee:

e-mail of contact person at Transferee:

Annex A

Form of Euro Note

[Face of Note]

ISIN XS0829317832

2.125% Senior Notes due 2019

No.	€

AMGEN INC.

promises to pay to THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED or registered assigns,

the principal sum of             EUROS on September 13, 2019.

Interest Payment Date: September 13

Record Dates: One Business Day prior to September 13

Dated: ______________________

AMGEN INC.

By:
Name: Title:

By:
Name: Title:

This is one of the Notes referred to in the within- mentioned Indenture:

The Bank of New York Mellon, as Trustee

By:
Authorized Officer

[REVERSE SIDE OF NOTE]

2.125% SENIOR NOTES DUE 2019

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, AS NOMINEE FOR THE BANK OF NEW YORK MELLON, LONDON BRANCH, AS THE COMMON DEPOSITARY (THE “COMMON DEPOSITARY”) FOR EUROCLEAR BANK S.A./N.V. (“EUROCLEAR”) AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM”). THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE COMMON DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE OF THE COMMON DEPOSITARY, BY A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY OR BY THE COMMON DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.

THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT) AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, UNITED STATES PERSONS EXCEPT IN CERTAIN TRANSACTIONS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THIS LEGEND SHALL CEASE TO APPLY UPON THE EXPIRY OF THE PERIOD OF 40 DAYS AFTER THE COMPLETION OF THE DISTRIBUTION OF ALL THE NOTES OF THE SERIES OF WHICH THIS NOTE FORMS PART.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO THE COMMON DEPOSITARY OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, THE COMMON DEPOSITARY, HAS AN INTEREST HEREIN.

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)	INTEREST. Amgen Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 2.125% per annum from September 13, 2012 until maturity. The Company will pay interest in cash annually in arrears on September 13 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be September 13, 2013; provided further that after September 13, 2013, if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date.

(2)	METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the day that is one Business Day prior to the next succeeding Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal and interest at the specified office or agency of the Paying Agent in the United Kingdom; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest on all Global Securities registered in the name of or held by a nominee of Euroclear or Clearstream to the account specified by the Holder or Holders thereof; provided, further, that if certificated Notes are issued, the Company, at its option, may make payments by check mailed to the Holders at their addresses set forth in the register of Holders. Such payment will be in Euros.

(3)	PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon, London Branch, will act as the Paying Agent, and The Bank of New York Mellon will act as the Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4)	INDENTURE. The terms of the Notes include those stated in the Indenture dated as of August 4, 2003, between the Company and the Trustee (the “Indenture”), and those made part of the Indenture by the Officers’ Certificate, dated as of September 13, 2012, delivered pursuant thereto (the “Officers’ Certificate”) and the TIA. The Notes are subject to all such terms, and the Holders are referred to the Indenture and the TIA for a statement of them.

(5)	OPTIONAL REDEMPTION. At any time prior to maturity, the Company will have the option to redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the sum of (1) 100% of the principal amount of any Notes being redeemed plus accrued and unpaid interest to, but not including, the redemption date, and (2) the Make-Whole Amount. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6)	REDEMPTION UPON CHANGES IN WITHHOLDING TAXES. If (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein having power to tax) (a “Relevant Taxing Jurisdiction”), or any change in, or amendment to, the official position regarding the application or interpretation of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change or amendment is announced on or after the date of the Offering Memorandum related to the Notes, dated as of September 11, 2012 (the “Offering Memorandum”), the Company becomes or will become obligated to pay Additional Amounts as described in Section 4.8 of the Indenture or (b) any act is taken by a Relevant Taxing Jurisdiction on or after the date of the Offering Memorandum, whether or not such act is taken with respect to the Company or any affiliate, that results in a substantial probability that the Company will or may be required to pay such Additional Amounts, then the Company may, at its option, redeem the Notes, as a whole but not in part, upon not less than 30 days’ nor more than 60 days’ published notice in accordance with Section 22 below, at 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption; provided that the Company determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to the Company (which does not include substitution of the obligor under the Notes). No redemption pursuant to (a) or (b) above may be made unless the Company has received an opinion of independent counsel to the effect that as a result of such change or amendment the Company will, or that an act taken by a Relevant Taxing Jurisdiction has resulted in a substantial probability that the Company will, or may, be required to pay the Additional Amounts described in Section 4.8 of the Indenture, and the Company shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion the Company is entitled to redeem the Notes pursuant to their terms.

(7)	NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. The Company will publish a notice of any redemption of Notes in accordance with the provisions described under Section 22 below. The Company will inform the Irish Stock Exchange of the principal amount of the Notes that have not been redeemed in connection with any redemption. If fewer than all of the Notes are to be redeemed at any time, the Paying Agent will select the Notes to be redeemed in accordance with the rules of the principal securities exchange, if any, on which the Notes are listed at such time or, if the Notes are not listed on a securities exchange, pro rata, by lot; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than €100,000. Notes in denominations larger than €100,000 may be redeemed in part but only in whole multiples of €1,000, unless all of the Notes held by a Holder are to be redeemed.

(8)	MANDATORY REDEMPTION. Except as provided in Section 9 below, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(9)	CHANGE OF CONTROL TRIGGERING EVENT. In the event of a Change of Control Triggering Event, the Holders may require the Company to purchase for cash all or a portion of their Notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, pursuant to the provisions of Section 9 of the Officers’ Certificate.

(10)	DEFEASANCE PRIOR TO MATURITY. The Indenture contains provisions for defeasance of (i) the entire indebtedness of the Notes or (ii) certain covenants and Events of Default with respect to the Notes, in each case upon compliance with certain conditions set forth therein.

(11)

RESTRICTIVE COVENANTS. The Indenture and the Officers’ Certificate impose certain limitations on the Company and its Subsidiaries, including limitations on the Company’s and its Subsidiaries’ ability to create or incur certain Liens on any of their respective properties or assets and to enter into certain sale and lease-back transactions and on the Company’s ability to engage in mergers or consolidations or the conveyance, transfer or lease of all or substantially all of its properties and assets. These limitations are subject to a number of important qualifications and exceptions and reference is made to the Indenture and the Officers’ Certificate for a description thereof.

(12)	DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of €100,000 and integral multiples of €1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(13)	PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(14)	AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class, and any existing Default or Event or Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to comply with Article V of the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to make any change that would not adversely affect the rights under the Indenture of any such Holder, to provide for the issuance of any additional notes as permitted by the Indenture, to appoint a successor trustee with respect to the notes and to add to or change any of the provisions of the Indenture necessary to provide for the administration of the trusts in the Indenture by more than one trustee, or to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA. No amendment to cure any ambiguity, defect or inconsistency in the Indenture made solely to conform the Indenture to the description of notes contained in the Offering Memorandum will be deemed to adversely affect the interests of the Holders of the Notes.

(15)	DEFAULTS AND REMEDIES. If an Event of Default shall occur and be continuing, the principal of the Notes may be declared (or, in certain cases, shall ipso facto become) due and payable in the manner and with the effect provided in the Indenture.

(16)	TRUSTEE DEALINGS WITH COMPANY. The Trustee under the Indenture, in its individual or any other capacity, may deal with the Company or an Affiliate of the Company with the same rights it would have if it were not Trustee.

(17)	NO RECOURSE AGAINST OTHERS. A director, officer, employee or stockholder of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(18)	AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(19)	ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(20)	COMMON CODES AND ISIN NUMBERS. The Company in issuing the Notes may use Common Codes and ISIN numbers (if then generally in use) and, if so, the Trustee shall use Common Codes and ISIN numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee and the Paying Agent of any change in the Common Code or ISIN numbers.

(21)	PRESCRIPTION. Claims against the Company for the payment of principal or Additional Amounts, if any, on the Notes will be prescribed for ten years after the applicable due date for payment thereof. Claims against the Company for the payment of interest on the Notes will be prescribed for five years after the applicable due date for payment of interest.

(22)	NOTICES. All notices to the Holders of Notes shall be valid if published in a manner which complies with the rules and regulations of the Irish Stock Exchange or any other relevant authority on which the Notes are for the time being listed and so long as the Notes are listed on the Irish Stock Exchange and the guidelines of the Irish Stock Exchange so require, filed with the Companies Announcement Office of the Irish Stock Exchange. Any such notice will be deemed to have been given on the date of the first publication or, where required to be published in more than one newspaper, on the date of the first publication in all required newspapers. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve. Notwithstanding any provision to the contrary, while the Notes are represented by Global Notes, any notice to the Holders of Notes will be validly given if such notice is delivered to Euroclear and/or Clearstream. Any notice delivered to Euroclear and/or Clearstream will be deemed to be given on the day of delivery.

(23)	GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Officers’ Certificate.

Requests may be made to:

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, CA 91320-1799

Attention: Investor Relations

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to: _______________________________________

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ________________________________________

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: _______________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: ____________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Annex B

Form of Sterling Note

[Face of Note]

ISIN XS0829324457

4.000% Senior Notes due 2029

No.	£

AMGEN INC.

promises to pay to THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED or registered assigns,

the principal sum of             POUNDS STERLING on September 13, 2029.

Interest Payment Date: September 13

Record Dates: One Business Day prior to September 13

Dated: ________________

AMGEN INC.

By:
Name: Title:

By:
Name: Title:

This is one of the Notes referred to in the within-mentioned Indenture:

The Bank of New York Mellon, as Trustee

By:
Authorized Officer

[REVERSE SIDE OF NOTE]

4.000% SENIOR NOTES DUE 2029

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, AS NOMINEE FOR THE BANK OF NEW YORK MELLON, LONDON BRANCH, AS THE COMMON DEPOSITARY (THE “COMMON DEPOSITARY”) FOR EUROCLEAR BANK S.A./N.V. (“EUROCLEAR”) AND CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM”). THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE COMMON DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY TO A NOMINEE OF THE COMMON DEPOSITARY, BY A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER NOMINEE OF THE COMMON DEPOSITARY OR BY THE COMMON DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.

THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT) AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, UNITED STATES PERSONS EXCEPT IN CERTAIN TRANSACTIONS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THIS LEGEND SHALL CEASE TO APPLY UPON THE EXPIRY OF THE PERIOD OF 40 DAYS AFTER THE COMPLETION OF THE DISTRIBUTION OF ALL THE NOTES OF THE SERIES OF WHICH THIS NOTE FORMS PART.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO THE COMMON DEPOSITARY OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, THE COMMON DEPOSITARY, HAS AN INTEREST HEREIN.

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)	INTEREST. Amgen Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 4.000% per annum from September 13, 2012 until maturity. The Company will pay interest in cash annually in arrears on September 13 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be September 13, 2013; provided further that after September 13, 2013, if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date.

(2)	METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the day that is one Business Day prior to the next succeeding Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal and interest at the specified office or agency of the Paying Agent in the United Kingdom; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest on all Global Securities registered in the name of or held by a nominee of Euroclear or Clearstream to the account specified by the Holder or Holders thereof; provided, further, that if certificated Notes are issued, the Company, at its option, may make payments by check mailed to the Holders at their addresses set forth in the register of Holders. Such payment will be in Pounds Sterling.

(3)	PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon, London Branch, will act as the Paying Agent, and The Bank of New York Mellon will act as the Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4)	INDENTURE. The terms of the Notes include those stated in the Indenture dated as of August 4, 2003, between the Company and the Trustee (the “Indenture”), and those made part of the Indenture by the Officers’ Certificate dated as of September 13, 2012, delivered pursuant thereto (the “Officers’ Certificate”) and the TIA. The Notes are subject to all such terms, and the Holders are referred to the Indenture and the TIA for a statement of them.

(5)	OPTIONAL REDEMPTION. At any time prior to maturity, the Company will have the option to redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the sum of (1) 100% of the principal amount of any Notes being redeemed plus accrued and unpaid interest to, but not including, the redemption date, and (2) the Make-Whole Amount. Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6)

REDEMPTION UPON CHANGES IN WITHHOLDING TAXES. If (a) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein having power to tax) (a “Relevant Taxing Jurisdiction”), or any change in, or amendment to, the official position regarding the application or interpretation of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change or amendment is announced on or after the date of the Offering Memorandum related to the Notes, dated as of September 11, 2012 (the “Offering Memorandum”), the Company becomes or will become obligated to pay Additional Amounts as described in Section 4.8 of the Indenture or (b) any act is taken by a Relevant Taxing Jurisdiction on or after the date of the Offering Memorandum, whether or not such act is taken with respect to the Company or any affiliate, that results in a substantial probability that the Company will or may be required to pay such Additional Amounts, then the Company may, at its option, redeem the Notes, as a whole but not in part, upon not less than 30 days’ nor more than 60 days’ published notice in accordance with Section 22 below, at 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption; provided that the Company determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to the Company (which does not include substitution of the obligor under the Notes). No redemption pursuant to (a) or (b) above may be made unless the Company has received an opinion of independent counsel to the effect that as a result of such change or amendment the Company will, or that an act taken by a Relevant Taxing Jurisdiction has resulted in a substantial probability that the Company will, or may, be required to pay the Additional Amounts described in Section 4.8 of the Indenture, and the Company shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion the Company is entitled to redeem the Notes pursuant to their terms.

(7)	NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. The Company will publish a notice of any redemption of Notes in accordance with the provisions described under Section 22 below. The Company will inform the Irish Stock Exchange of the principal amount of the Notes that have not been redeemed in connection with any redemption. If fewer than all of the Notes are to be redeemed at any time, the Paying Agent will select the Notes to be redeemed in accordance with the rules of the principal securities exchange, if any, on which the Notes are listed at such time or, if the Notes are not listed on a securities exchange, pro rata, by lot; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than £100,000. Notes in denominations larger than £100,000 may be redeemed in part but only in whole multiples of £1,000, unless all of the Notes held by a Holder are to be redeemed.

(8)	MANDATORY REDEMPTION. Except as provided in Section 9 below, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(9)	CHANGE OF CONTROL TRIGGERING EVENT. In the event of a Change of Control Triggering Event, the Holders may require the Company to purchase for cash all or a portion of their Notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, pursuant to the provisions of Section 9 of the Officers’ Certificate.

(10)	DEFEASANCE PRIOR TO MATURITY. The Indenture contains provisions for defeasance of (i) the entire indebtedness of the Notes or (ii) certain covenants and Events of Default with respect to the Notes, in each case upon compliance with certain conditions set forth therein.

(11)

RESTRICTIVE COVENANTS. The Indenture and the Officers’ Certificate impose certain limitations on the Company and its Subsidiaries, including limitations on the Company’s and its Subsidiaries’ ability to create or incur certain Liens on any of their respective properties or assets and to enter into certain sale and lease-back transactions and on the Company’s ability to engage in mergers or consolidations or the conveyance, transfer or lease of all or substantially all of its properties and assets. These limitations are subject to a number of important qualifications and exceptions and reference is made to the Indenture and the Officers’ Certificate for a description thereof.

(12)	DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of £100,000 and integral multiples of £1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(13)	PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

(14)	AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class, and any existing Default or Event or Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect or inconsistency, to comply with Article V of the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to make any change that would not adversely affect the rights under the Indenture of any such Holder, to provide for the issuance of any additional notes as permitted by the Indenture, to appoint a successor trustee with respect to the notes and to add to or change any of the provisions of the Indenture necessary to provide for the administration of the trusts in the Indenture by more than one trustee, or to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA. No amendment to cure any ambiguity, defect or inconsistency in the Indenture made solely to conform the Indenture to the description of notes contained in the Offering Memorandum will be deemed to adversely affect the interests of the Holders of the Notes.

(15)	DEFAULTS AND REMEDIES. If an Event of Default shall occur and be continuing, the principal of the Notes may be declared (or, in certain cases, shall ipso facto become) due and payable in the manner and with the effect provided in the Indenture.

(16)	TRUSTEE DEALINGS WITH COMPANY. The Trustee under the Indenture, in its individual or any other capacity, may deal with the Company or an Affiliate of the Company with the same rights it would have if it were not Trustee.

(17)	NO RECOURSE AGAINST OTHERS. A director, officer, employee or stockholder of the Company shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(18)	AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(19)	ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(20)	COMMON CODES AND ISIN NUMBERS. The Company in issuing the Notes may use Common Codes and ISIN numbers (if then generally in use) and, if so, the Trustee shall use Common Codes and ISIN numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee and the Paying Agent of any change in the Common Code or ISIN numbers.

(21)	PRESCRIPTION. Claims against the Company for the payment of principal or Additional Amounts, if any, on the Notes will be prescribed for ten years after the applicable due date for payment thereof. Claims against the Company for the payment of interest on the Notes will be prescribed for five years after the applicable due date for payment of interest.

(22)	NOTICES. All notices to the Holders of Notes shall be valid if published in a manner which complies with the rules and regulations of the Irish Stock Exchange or any other relevant authority on which the Notes are for the time being listed and so long as the Notes are listed on the Irish Stock Exchange and the guidelines of the Irish Stock Exchange so require, filed with the Companies Announcement Office of the Irish Stock Exchange. Any such notice will be deemed to have been given on the date of the first publication or, where required to be published in more than one newspaper, on the date of the first publication in all required newspapers. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve. Notwithstanding any provision to the contrary, while the Notes are represented by Global Notes, any notice to the Holders of Notes will be validly given if such notice is delivered to Euroclear and/or Clearstream. Any notice delivered to Euroclear and/or Clearstream will be deemed to be given on the day of delivery.

(23)	GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Officers’ Certificate.

Requests may be made to:

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, CA 91320-1799

Attention: Investor Relations

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ____________________________________________________________

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: ________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: ___________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).